EXHIBIT 16.1

June 6, 2012

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street NE

Washington, DC 20549

Re: Independent Film Development Corporation

Ladies and Gentlemen:

We have read the statements under item 4.02(b) in the Form 8-K/A (date of report May 18, 2012) of Independent Film Development Corporation (the Company) filed with the Securities and Exchange Commission on June 6, 2012, and we agree with such statements therein as relate to our firm. We have no basis to, and therefore, do not agree or disagree with the other statements made by the Company in the Form 8-K/A.

Yours very truly,

/s/ M&K CPAS, PLLC